SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [x]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[x]  Soliciting Material Pursuant to Rule 14a-12
[_]  Confidential, for Use of the Commission Only as permitted by Rule
     14a-6(e)(2)


                                 LOUDCLOUD, INC
           ----------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


           ----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

       (2) Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)   Proposed maximum aggregate value of transaction:

       (5)   Total fee paid:

[_] Fee paid previously with preliminary materials.

       [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

             (1) Amount previously paid:
             (2) Form, schedule or registration statement no.:
             (3) Filing party:
             (4) Date filed:

To All Employees:

At 5 a.m. Pacific Daylight Time this morning, Loudcloud announced that EDS will acquire Loudcloud's managed services business for $63.5 million. We also announced that EDS signed a three year $52 million licensing agreement for Loudcloud's Opsware technology. The Opsware licensing agreement enables EDS to deploy Opsware across EDS' IT infrastructure, which is one of the world's largest infrastructures, including 50,000 servers, 14 major data centers and 140 customer-owned data centers. Opsware will essentially become the standard across EDS' global hosting business. In connection with this transaction, Loudcloud becomes a software company solely focused on the development, marketing and sales of Opsware. Loudcloud will be re-branded Opsware Inc. to emphasize the company's new software focus.

Loudcloud's managed services business is highly valued by EDS and is considered to be integral to the growth and expansion of EDS' web hosting business, which is a significant business for EDS. EDS brings to Loudcloud's managed services business 40 years of outsourcing experience, access to Global 2000 companies and rock-solid data center infrastructure. This is an exciting and tremendous opportunity for the managed services business and truly allows Loudcloud's market-leading managed services offering to realize its full potential.

The software company, Opsware Inc., will continue to develop Opsware to meet EDS' needs and the needs of Global 2000 companies, government agencies and service providers. Opsware Inc.'s objective is to become the de facto standard for IT automation. EDS' licensing of Opsware and widespread deployment is a solid validation of Opsware's market potential.

At 10 a.m. PDT today please join me for an all-hands meeting where I will address today's announcement and explain in more detail what this means for all of us. Details for the all-hands meeting can be found on your calendars.

I am very excited and extremely proud of what you all have accomplished over the past two and a half years. It is your hard work and achievements that are being recognized by one of the world's largest services companies.

--Ben

Loudcloud investors and security holders are advised to read the proxy statement when it becomes available and other relevant documents filed with the SEC, because they will contain important information on the proposed transaction. You will be able to obtain documents filed with the SEC free of charge at the SEC's web site at www.sec.gov. In addition, you may also obtain documents filed by Loudcloud by requesting them in writing from Loudcloud, Inc., 599 N. Mathilda Avenue, Sunnyvale, CA 94085, Attn: Bob Ghoorah.